Exhibit 99.1

ZBB Energy and Solar Power, Inc. (SPI) Announce Global
Strategic Partnership with an Initial Supply Agreement
Valued at Between $80 million and $120 million.

Historic Solar Energy and Energy Storage Partnership Includes a $33.4 million Initial Equity Investment and Targets SPI’s Large Global Solar PV Project Portfolio

Milwaukee, Wisconsin--(Marketwired – April 17, 2015) - ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of innovative energy management systems solutions serving the utility, commercial and industrial building markets, today announced its intention to enter into a supply agreement with Solar Power, Inc.  ("SPI") (OTCBB: SOPW), a vertically-integrated photovoltaic ("PV") developer, for energy storage systems with total combined power output of 40 megawatts (MW) over a period of four years.  The value of the initial supply agreement is estimated at $80 million to $120 million, depending on the mix of storage applications and installation requirements.  This supply agreement will be entered into at the closing of a Securities Purchase Agreement (SPA) between SPI and ZBB that was executed today and is valued at $33.4 million, consisting of a combination of newly issued common stock and convertible preferred stock of ZBB.  Under the terms of the SPA, SPI will purchase 8,000,000 shares of ZBB common stock for approximately $5.3 million at a price per share of $0.6678 and 28,048 shares of ZBB Series C Convertible Preferred Stock for approximately $28.0 million. The aggregate purchase price of the purchased preferred shares was determined based on a price of $0.6678 per common equivalent.   The Purchased Preferred Shares are only convertible upon the completion of specific procurement milestones detailed in the Supply Agreement. With this infusion of capital, ZBB will have in excess of $45 million of cash on its balance sheet.

The strategic partnership creates a solar industry powerhouse that will combine solar photovoltaic (PV) systems with energy storage and systems management solutions for utility, commercial and residential applications.

“In a short period of time, SPI has become a major global player in providing PV systems solutions and innovative renewable energy financing models.  SPI has a strong, worldwide presence in the highest growth markets for our products.  This agreement gives us immediate access to regions and countries where we lack a presence today, providing a major opportunity for ZBB to become a global leader in energy storage and energy management systems,” said Paul Koeppe, Chairman of ZBB Energy.  “In addition, we expect this partnership to completely change the paradigm at ZBB from development stage to a high growth manufacturing company.”

ZBB Energy has recently expanded its product portfolio to include dedicated commercial and industrial building focused solutions, naturally complementing SPI’s strength in addressing distributed generation (DG) system solutions. In addition, SPI’s significant presence in utility-scale PV projects provides an excellent opportunity for ZBB’s next-generation multi-MWh storage products.

“This partnership between SPI and ZBB Energy is all about accelerating global solar penetration through the marriage of solar plus storage,” said Xiaofeng Peng, Chairman of SPI.  “Energy storage systems are becoming vital to PV system expansion worldwide due to a number of factors, and we believe that ZBB’s leading technology will help SPI become an early-mover in capturing this huge global opportunity.  In particular, the global shift toward DG solar has magnified the need to develop viable energy storage solutions for the commercial and industrial segments. We look forward to accomplishing great success working together in the years ahead.”

In addition to the initial $33.4 million investment into ZBB Energy, the Securities Purchase Agreement also contemplates that ZBB will issue to SPI a warrant to purchase 50,000,000 shares of ZBB common stock for an aggregate purchase price of $36.7 million and a per share exercise price equal to $0.7346.

The closing of the SPA and execution of the Supply Agreement is expected to take place following satisfaction of various closing conditions under the SPA, including obtaining the approval of the Company’s shareholders.  ZBB has agreed to prepare a proxy statement and convene and hold a special meeting of the Company’s shareholders to consider and approve the SPA.

Additional information can be found in the Company’s 8-K filing submitted to the SEC today.

Craig-Hallum Capital Group, LLC is acting as exclusive financial advisor to ZBB Energy and provided a fairness opinion to the ZBB Energy Board of Directors.

About ZBB Energy Corporation
ZBB Energy Corporation (NYSE MKT: ZBB) is an applications solutions company providing advanced energy management systems critical to the transition from a “coal-centric economy” to one reliant on an enormous expansion in renewable energy.  Whether part of the grid power transmission and distribution network, or behind the meter in commercial, industrial and multi-tenant buildings, ZBB Energy brings vital power control and energy storage solutions to the most pressing problems caused by the incorporation of increasingly pervasive renewable energy generating assets.  ZBB Energy also provides energy management systems for off-grid applications such as island or remote power.  ZBB is a global corporation, with a joint venture in AnHui, China at Meineng Energy, as well as a strategic partnership with Lotte Chemical in South Korea.  For more information, visit: www.zbbenergy.com.

About Solar Power, Inc.
Solar Power, Inc. (OTC: SOPW) is a global leader in enabling photovoltaic ("PV") solutions for business, residential, government and utility customers and investors. SPI focuses on the downstream PV market including the development, financing, installation, operation and sale of utility-scale and residential solar power projects in China, Japan, Europe and North America. The Company also operates an innovative online energy e-commerce and investment platform, www.solarbao.com, which enables individual and institutional investors to purchase innovative PV-based investment and other products. The Company has its operating headquarters in Shanghai and maintains global operations in Asia, Europe and North America.
For additional information visit: www.spisolar.com or www.solarbao.com.

Additional Information and Where to Find It

This communication may be deemed to be a solicitation of proxies in respect of the transactions contemplated by the Purchase Agreement described above. In connection with the proposed transaction, ZBB intends to file a proxy statement and other relevant materials with the U.S. Securities and Exchange Commission (SEC).  The definite proxy statement will be sent or given to the shareholders of the Company and will contain important information about the Purchase Agreement, its related transactions and other related matters.  SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  The proxy statement and other relevant materials (when they become available) and other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, security holders will be able to obtain free copies of the proxy statement from the Company be contacting Investor Relations by telephone at (262) 253-9800 or by going to the Company’s Investor Relations page on its corporate website at www.zbbenergy.com.

Participants in the Solicitation

The Company and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding the Company’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended June 30, 2014, which was filed with the SEC on September 29, 2014, and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on October 9, 2014.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Safe Harbor Statement
Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

David Mossberg
Three Part Advisors, LLC
817-310-0051